IRREVOCABLE STANDBY LETTER OF CREDIT
NO. CSL 600207

7 August 1997

United States Trust Company of New York
as Collateral Agent
114 West 47th Street
New York, NY 10036-1532
(the "Collateral Agent")

ATTENTION:  CORPORATE TRUST ADMINISTRATION

Dear Sirs

1. We hereby establish, at the request of Navigator Gas Transport PLC (the "Issuer"), in your favor, our Irrevocable Standby Letter of Credit No. CSL 600207 (the "Letter of Credit"), in an amount not to exceed USD50,000,000.00 (US Dollar fifty million only) (the "Maximum Credit Amount"), effective immediately and expiring on the Termination Date (such term and each other capitalized term used herein and in Schedules II and III and Exhibits 1, 2, 3, 4, 5, 6 and 7 hereto shall have the meanings set forth in Schedule I hereto). Of the Maximum Credit Amount,
         (a) an amount not to exceed USD45,500,000.00 (US Dollar forty five million five hundred thousand only) (such amount, as reduced from time to time in accordance with the terms hereof, being called the "Interest Portion") may be drawn on the terms set forth herein to pay (i) accrued interest on the Notes at the actual rate of interest borne by the Notes (less any Additional Interest), whether on a scheduled interest payment date or upon the maturity, redemption or acceleration of the Notes,
         (ii) unpaid principal and accrued and unpaid interest on Interest Draws under this Letter of Credit and (iii) fees due under the Reimbursement Agreement and (b) an amount not to exceed USD4,500,000.00 (US Dollar four million five hundred thousand) (such amount, as reduced from time to time in accordance with the terms hereof, being called the "Working Capital Portion") may be drawn on the terms set forth herein to pay (i) certain working capital expenses of the Owners, (ii) Additional Interest and (iii) unpaid principal and accrued and unpaid interest on Working Capital Draws under this Letter of Credit. This Letter of Credit is issued in connection with the issuance by the Issuer of the Notes pursuant to the First Priority Indenture and the Second Priority Indenture and is being issued pursuant to the Letter of Credit Reimbursement Agreement and Guarantee dated as of 7 August 1997, among the Issuer, Credit Suisse First Boston, acting through its London Branch, as funding bank and administrating bank, the participating banks from time to time party thereto, Holdings and the Owners (as the same may be amended, supplemented or modified from time to time, the "Reimbursement Agreement"). This Letter of Credit is effective immediately and will expire on the Termination Date.



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2.       The Maximum Available Credit Amount may be reduced at any time and from time to time upon receipt by us at the address for presentation of documents set forth below of a copy of the instrument effecting such reduction, signed by you in the form of Exhibit 1 hereto (a "Reduction Certificate"). Upon receipt of a Reduction Certificate, the Maximum Available Credit Amount shall be automatically and permanently reduced by the amount specified as the Reduction Amount in such certificate (the "Reduction Amount") and the Maximum Drawing Amounts shall be automatically and permanently reduced as provided in Section 4 (e) hereof.

3. We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, an amount not in excess of the lesser of (x) the Maximum Available Credit Amount applicable to the date of such drawing (the "Date of Drawing") and (y) (i) in the case of an Interest Draw, the Maximum Drawing Amount of the Interest portion applicable to the Date of Drawing and (ii) in the case of a Working Capital Draw, the Maximum Drawing Amount of the Working Capital Portion applicable to the Date of Drawing, in each case as modified in accordance with the next paragraph; PROVIDED, -------- HOWEVER, that at no time shall we be required to pay any drawing under this Letter of Credit ------- in excess of the lesser of the Maximum Available Credit Amount and the Maximum Drawing Amount, in each case as in effect on the applicable Date of Drawing. Multiple drawings may be made hereunder, provided, that each drawing honored by us hereunder shall PRO TANTO reduce both (a) the Maximum Available Credit Amount and (b) the Maximum --------- Drawing Amount of either (i) the Working Capital Portion or
         (ii) the Interest Portion, as the case may be, available under this Letter of Credit. Notwithstanding any other provision of this Letter of Credit, on the date of each reduction, if any, (a) in the outstanding principal amount of the Notes or (b) in the stated interest rate of the Notes (other than any reduction with respect to Additional Interest) the Maximum Drawing Amounts of the Interest Portion shall be automatically reduced by such amounts as shall be necessary such that the Interest Portion shall not exceed, at any date of determination, the Pro Forma Interest Accrual.

4. The Maximum Drawing Amounts and the Maximum Available Credit Amount shall be modified from time to time as follows:

         (a) upon payment by us of each Working Capital Draw under the Letter of Credit, each of (i) the Maximum Available Credit Amount and (ii) the Maximum Drawing Amount of the Working Capital Portion applicable to each Date of Drawing subsequent to such payment shall be automatically reduced by an amount equal to the amount of the drawing so paid;

         (b) upon payment by us of each Interest Draw under the Letter of Credit, each of (i) the Maximum Available Credit Amount and
                  (ii) the Maximum Drawing Amount of the Interest Portion applicable to each Date of Drawing subsequent to such payment shall be automatically reduced by an amount equal to the amount of the drawing so paid;



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         (c)      upon the application by us of amounts paid by the Issuer
                  pursuant to Section 2 (a) of the Reimbursement Agreement to reimburse any Interest Draw or Working Capital Draw hereunder (as such application is allocated in accordance with Section 2
                  (b) of the Reimbursement Agreement), each of (i) the maximum Available Credit Amount and (ii) the Maximum Drawing Amount of the Portion to which such reimbursement is applied applicable to each Date of Drawing subsequent to such application shall be automatically increased by the amount of such payment(s) allocated as a reimbursement of drawings hereunder; PROVIDED, HOWEVER, that the Maximum -------- ------- Available Credit Amount shall never exceed the Maximum Credit Amount;

         (d) upon the payment by us of any Final Draw under the Letter of Credit, each of (i) the Maximum Available Credit Amount and
                  (ii) the Maximum Drawing Amount applicable to each Date of Drawing subsequent to such payment shall be automatically reduced to zero; and

         (e) if the Maximum Available Credit Amount is reduced pursuant to a Reduction Certificate, a corresponding reduction shall be made (effective automatically upon receipt by us of a Reduction Certificate) to the Maximum Drawing Amounts shown in
                  Schedule II (as theretofore reduced pursuant to clause (b) above and, if applicable, reinstated pursuant to clause (c) above) pro rata in accordance with the proportion that the Reduction Amount bears to the Maximum Available Credit Amount prior to such reduction; PROVIDED that such adjustments shall in no event cause the Maximum --------- Drawing Amount to exceed the Maximum Available Credit Amount.

5. Upon return of this Letter of Credit together with a notice in the form of Exhibit 1 hereto, we will promptly initial and attach to this Letter of Credit a revised Schedule II reflecting the adjustments contained in such notice and return this Letter of Credit to you with such revised Schedule attached.

6.       Upon the application by us of amounts paid by the Issuer pursuant to
         Section 2 (a) of the Reimbursement Agreement to reimburse any Interest Draw or Working Capital Draw hereunder, we will give you prompt (and in any event within three Business Days of such application) written notice of such application and the amount thereof. Such notice shall be given in accordance with the provisions set forth in the eighth paragraph of this Letter of Credit.

7. Funds under this Letter of Credit are available to you on or prior lo the Terminations Date either (a) against presentation of (i) your draft in the form of Exhibit 2 attached hereto and (ii) (A) a completed certificate signed by you in the form of Exhibit 3 attached hereto (an "Interest Draw") or (B) a completed certificate signed by you in the form of Exhibit 4 attached hereto (a "Working Capital Draw") or (b) against presentation of (i) your draft in the form of Exhibit 2 attached hereto and (ii) a completed certificate signed by you in the form of Exhibit 5 attached hereto (a "Final Drawn"). Each of an Interest Draw, a Working


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         Capital Draw and a Final Draw are sometimes referred to herein as a
         "Draw". Each such draft and certificate shall be dated the date of presentation and shall be presented at our office located at Five Cabot Square, London, E14 4QR, England, Attention: Trade Finance Operations (or at any other office in London, England which may be designated by us by written notice (given in the manner set forth in the next paragraph) delivered to you at least 15 days prior to the applicable Date of Drawing). We agree that, so long as this Letter of Credit is in effect, we will maintain an office in London, England where such presentation may be made. If we receive such draft and certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit prior to 10.00 am (London time) on any Business Day, we will honor the draft in immediately available funds not later than 4.00 pm (London time) on the same Business Day. If we receive such draft and certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, on or after 10.00 am (London time) on any Business Day, we will honor the draft in immediately available funds not later than 4.00 pm (London time) on the next Business Day. Payment under this Letter of Credit shall be made by wire transfer of immediately available funds to you at your account no. 920-1-073195 at The Chase Manhattan Bank, 270 Park Avenue, New York, New York ABA # 02100021, Reference: US Trust Co. NY, for further credit to account no. 04741200 re: Navigator Gas Transport Ltr. Cr. If requested in writing by you, payment under this Letter of Credit may be made by wire transfer of immediately available funds to a different account with any bank. Upon receipt of a draft and certificate which are not in strict conformity with the terms and conditions of this Letter of Credit, we will promptly (and in any event within three Business Days of such receipt) notify you of such nonconformity and the reason therefor; PROVIDED that our failure to so notify you of such nonconformity or the reason therefor shall not amend, modify, extend or otherwise affect your rights hereunder and shall not create any additional rights hereunder; PROVIDED FURTHER that, notwithstanding the generality of the foregoing, any such failure shall not have the effect of extending the time during which you may draw hereunder or converting such nonconforming draft and certificate into a draft and certificate in strict conformity with the terms and conditions of this Letter of Credit. This Letter of Credit shall automatically terminate on the Termination Date.

8. Notwithstanding any other provision of this Letter of Credit, we shall have the right, upon the occurrence of any of the events listed in
         Schedule II hereto, to terminate this Letter of Credit by delivering to you a written notice indicating the date of such termination (the "Date of Early Termination"); PROVIDED that on or before the Date of Early Termination you will -------- have the right to draw once as a Final Draw an amount not in excess of the lesser of (i) the Maximum Available Credit Amount and (ii) the Maximum Drawing Amount of the Interest Portion, in each case as in effect on such date in accordance with the procedures described herein; PROVIDED FURTHER that upon delivery of such written notice to you indicating the Date ---------------- of Early Termination, your right to make an Interest Draw or a Working Capital Draw hereunder shall automatically terminate. The written notice referred to in the preceding sentence shall be given by facsimile transmission addressed to you at United States Trust Company of New York, 114 West 47th Street, New York, New York 10036-1532,
         Facsimile:


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         (212) 852-1626, Attention: Corporate Trust Administration, Telephone:
         (212) 852-1676 (or to such other address or facsimile number designated by you by written notice delivered to us at least 15 days prior to the notice of early termination) and shall be effective upon receipt of the appropriate confirmation by you of your receipt of the facsimile transmission or, if no such confirmation is given, the end of the Business Day on which actual transmission is made to the address above. We will also forward copies of such notice by overnight delivery service (with a request to such delivery service that they obtain a receipt from such addressee (to the extent that such a receipt service is then available, it being understood that the failure of such delivery service to actually obtain such a receipt shall not be the responsibility of the Funding Bank and the Funding Bank shall bear no liability for such failure)) and registered mail (return receipt requested) to the address set forth above. The Date of Early Termination specified in such written notice shall be not earlier than five days after such notice is effective, or, if the fifth day is not a Business Day, the next following Business Day.

         You have no obligation upon the receipt of such written notice indicating the Date of Early Termination to investigate or otherwise question whether any of the events specified in Schedule III has occurred and the fact that such an event shall not have occurred shall not in any way affect your right to draw hereunder upon the receipt of such written notice.

9. Except as set forth below, this Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or by subsequent revisions thereto dictated by members of the International Chamber of Commerce and, as to matters not covered therein, be governed by the laws of the State of New York, including without limitation
         Article 5 of the Uniform Commercial Code as in effect in such State. Unless you are otherwise notified in writing, communications to us with respect to this Letter of Credit shall be in writing and shall be addressed to us at Five Cabot Square, London, E14 4QR, England, facsimile: 011 -44-171- 888-8896, Attention: Trade Finance Operations and shall specifically refer to the number of this Letter of Credit.

10. Notwithstanding, Article 48 of the Uniform Customs and Practice for Documentary Credits referred to above, this Letter of Credit may be transferred and assigned in its entirety more than once. Upon receipt by us at the address for presentation of documents set forth above of a copy of the instrument effecting such transfer and assignment, signed by you and by the transferee, in the form of Exhibit 6 hereto then, in such case, we will, upon surrender of this Letter of Credit, issue an irrevocable standby letter of credit in the name of the transferee and providing for notices to be sent to the transferee at the address set forth therein and in all other respects identical to this Letter of Credit and the transferee, instead of the transferor, shall, without necessity of further act, be entitled to all the benefits of, and rights under, this Letter of Credit in the transferor's place.

11. Any drawing under this Letter of Credit will be paid from our general funds and not directly or indirectly from funds or collateral deposited with or for our account by the Issuer,


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         Holdings or any of the Owners, or pledged with or for our account by the Issuer, Holdings or any of the Owners and we will seek reimbursement for payments made pursuant to a drawing under this Letter of Credit only after such payments have been made.

12. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only Schedules I (including the definitions incorporated by reference therein), II and III and Exhibits 1, 2, 3, 4, 5, 6, and 7 hereto and the notices referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document. instrument or agreement except as set forth above.

Yours faithfully
CREDIT SUISSE FIRST BOSTON
LONDON BRANCH


L.H. Arduino                                  A Ahsan
Director                                      Vice President
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